UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 26, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

NSP-Minnesota – Minnesota 2014 Multi-Year Electric Rate Case — In November 2013, NSP-Minnesota, a Minnesota corporation and subsidiary of Xcel Energy, filed a two-year electric rate case with the Minnesota Public Utilities Commission (MPUC). The rate case was based on a requested return on equity (ROE) of 10.25 percent, a 52.5 percent equity ratio, a 2014 average electric rate base of $6.67 billion and an additional average rate base of $412 million in 2015. The NSP-Minnesota electric rate case initially reflected a requested increase in revenues of approximately $193 million, or 6.9 percent, in 2014 and an additional $98 million, or 3.5 percent, in 2015. The request included a proposed rate moderation plan for 2014 and 2015. In December 2013, the MPUC approved interim rates of $127 million, effective Jan. 3, 2014, subject to refund.

In 2014, NSP-Minnesota revised its requested rate increase to $115.3 million for 2014 and to $106.0 million for 2015, for a total combined unadjusted increase of $221.3 million.

In December 2014, the administrative law judge (ALJ) issued her recommendations in the NSP-Minnesota electric rate case. NSP-Minnesota estimates that her recommendations would result in a rate increase of $69.1 million in 2014 and an incremental rate increase of $122.4 million in 2015.  In addition, she recommended an ROE of 9.77 percent and an equity ratio of 52.5 percent.

On March 26, 2015, the MPUC voted to approve a 2014 rate increase and a 2015 step increase. NSP-Minnesota estimates the total rate increase to be approximately $168 million, or 6.1 percent, based on a 9.72 percent ROE and 52.50 percent equity ratio. The MPUC largely approved the ALJ’s recommendations and the excess depreciation reserve utilization of 50 percent, 30 percent and 20 percent in 2014 to 2016. The MPUC did not adopt NSP-Minnesota's 2016 rate case avoidance proposal. NSP-Minnesota is initiating the preparation of its 2016 rate case. NSP-Minnesota will evaluate how best to proceed including whether proposed legislation could provide alternative approaches, whether rate moderation is available and whether to propose a single or multi-year request.
The following table reconciles NSP-Minnesota’s original request to the MPUC verbal decision, including the estimated ongoing impact of their March 3, 2015 verbal decision in the Monticello Prudence Review:

2014 Rate Request (Millions of Dollars)	NSP-Minnesota	ALJ	MPUC Decision
NSP-Minnesota’s filed rate request	$192.7	$192.7	$192.7
Sales forecast (with true-up to 12 months of actual weather-normalized sales)	(38.5)	(38.5)	(38.5)
ROE	—	(28.4)	(31.9)
Monticello extended power uprate (EPU) cost recovery	(12.2)	(31.3)	(37.6)
Property taxes (with true-up to actual 2014 accruals)	(13.2)	(13.2)	(13.2)
Prairie Island EPU cost recovery	(5.1)	(5.1)	(5.1)
Health care, pension and other benefits	(1.9)	(1.9)	(3.0)
Other, net	(6.5)	(5.2)	(4.8)
Total 2014	$115.3	$69.1	$58.6

2015 Rate Request (Millions of Dollars)	NSP-Minnesota	ALJ	MPUC Decision
NSP-Minnesota’s filed rate request	$98.5	$98.5	$98.5
Monticello EPU cost recovery	11.7	29.1	35.4
Depreciation / Retirements	—	—	(0.5)
Property taxes	(3.3)	(3.3)	(3.3)
Production tax credits to be included in base rates	(11.1)	(11.1)	(11.1)
Department of Energy settlement proceeds	10.1	10.1	10.1
Emission chemicals	(1.6)	(1.6)	(1.6)
Other, net	1.7	0.7	$0.3
Total 2015 step increase - prior to Monticello EPU cost disallowance	$106.0	$122.4	$127.8

Total for 2014 and 2015 step increase - prior to Monticello EPU cost disallowance	$221.3	$191.5	$186.4
Monticello EPU cost disallowance - ongoing impact	—	—	(18.2)
Total for 2014 and 2015 step increase - including Monticello EPU cost disallowance	$221.3	$191.5	$168.2

The MPUC also approved a full revenue decoupling three-year pilot with a 3 percent cap on base revenue for the residential and small commercial and industrial classes, based on actual sales, effective Jan. 1, 2016. The decoupling mechanism would eliminate the impact of weather variability on electric sales for these classes. NSP-Minnesota can seek to recover amounts over the cap provided it can show that its demand-side management and/or other initiatives were a substantial contributing factor to the declining energy consumption and that other non-conservation factors were not the primary factors for the under-recovery.

The MPUC made no determination on NSP-Minnesota's interim rate refund proposal. The MPUC required a compliance filing from NSP-Minnesota calculating the final authorized 2014 and 2015 rates, which is due within 30 days after the MPUC's written order. Parties will then have 20 days to file comments.  There are currently two proposals in the case regarding the potential refund for interim rates for 2014 and 2015. NSP-Minnesota has requested that the MPUC treat the multi-year case as a single period and net the two-year period for any potential refund/surcharge that could occur when final rates are established. The Minnesota Department of Commerce identified an alternative option that views each year of the multi-year case separately, which would result in lower 2015 revenues by approximately $3.5 million per month between Jan. 1, 2014 and the date that final rates are determined, expected to be May 8, 2015.  NSP-Minnesota plans to file this compliance filing early in the second quarter of 2015. The MPUC is expected to rule on interim rates after the comment period for the compliance filing.

A final order is anticipated in the second quarter of 2015.

Earnings Guidance
Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.00 to $2.15 per share, assuming constructive outcomes in all remaining regulatory proceedings.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slowdown in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 30, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President and Chief Financial Officer